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                                                                      Exhibit 21

                          LIST OF SUBSIDIARY COMPANIES



                                                                                        State of Incorporation
Cardinal Indemnity Company of North America                                                      Vermont
Roy F. Weston (Delaware), Inc.                                                                   Delaware
Weston International Holdings, Inc. (d/b/a Weston International)                                 Delaware
Roy F. Weston of New York, Inc.                                                                  New York
Roy F. Weston (IPR), Inc.                                                                        Delaware
Moorstein, Inc.                                                                                  Delaware
Roy F. Weston, Inc. of Michigan                                                                  Michigan